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                                                                   Exhibit 10.40

                              FORM OF AMENDMENT TO

                              EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") by and between INCYTE GENOMICS, INC., a Delaware corporation (the "Company"), and _____________ (the "Executive"), is effective as of the 24th day of July, 2002.

         Whereas the Company and the Executive have entered into an Employment Agreement dated May 2, 2001 (the "Prior Employment Agreement"), which was subsequently amended pursuant to an Amended and Restated Employment Agreement dated November 26, 2001 (the "Employment Agreement");

         Whereas the Prior Employment Agreement and the Employment Agreement purported to modify the post-termination exercise provisions of the Executive's then outstanding options (the "Options") to acquire common stock of the Company;

         Whereas the Company and the Executive agree and acknowledge that the Executive never consented to the modification of the Options in accordance with the requirements of the agreements pursuant to which the Options were granted (the "Option Agreements"), and that the purported modification of the Options pursuant to the Prior Employment Agreement and the Employment Agreement is null and void ab initio;

         Whereas, the Company and the Executive now desire to amend to the Option Agreements in a manner that satisfies the applicable consent requirements, and to amend the Employment Agreement to reflect the foregoing;

         Whereas, the Company and the Executive desire to clarify certain other provisions of the Employment Agreement; and

         Whereas Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Agreement to so provide:

         NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

         1. Notwithstanding any provision of the Prior Employment Agreement or the Employment Agreement to the contrary, the provisions of the Options in effect as of the date of grant of such Options regarding the period during which the Options could be exercised after termination of service shall remain in effect through the date of this Agreement, and any purported modification of such provisions pursuant to the Prior Employment Agreement or the Employment Agreement shall be null and void ab initio. Notwithstanding the foregoing, the provisions of the Employment Agreement which modified the vesting of the Options shall remain in effect.

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         2.   The Employment Agreement is hereby amended, effective as of the date hereof, to provide for the following modification of the post-termination exercise provisions of the Option Agreements:

         (a) Termination During the Change in Control Employment Period for Change in Control Good Reason or Other Than for Cause, Death or Disability. If, during the Change in Control Employment Period, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Change in Control Good Reason (and the Executive's employment is not terminated by reason of death or Disability):

         All options acquired under the 1991 Stock Plan of Incyte Genomics, Inc. or any other stock-based incentive plan of the Company shall be exercisable for 12 months following the Date of Termination.

         (b) Termination During the Employment Period for Good Reason or Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason (and the Executive's employment is not terminated by reason of death or Disability):

         All options acquired under the 1991 Stock Plan of Incyte Genomics, Inc. or any other stock-based incentive plan of the Company shall be exercisable for 12 months following the Date of Termination.

         (c) Death or Disability. If the Executive's employment is terminated during the Employment Period or the Change in Control Employment Period due to the death or Disability of the Executive, all options acquired under the 1991 Stock Plan of Incyte Genomics, Inc. or any other stock-based incentive plan of the Company shall be exercisable for 12 months following the Date of Termination.

         3. The Executive acknowledges that he has had the opportunity to consult with independent tax counsel and understands the consequences of the foregoing amendment to the Employment Agreement and resulting modification of the Executive's Options, and further acknowledges that such amendment and modification comply with the consent requirements applicable under the respective Option Agreements.

         4. The Company and the Executive further agree that the Company may satisfy its obligation to provide continued disability benefits to the Executive following the Date of Termination by reimbursing the Executive for the cost of disability insurance coverage obtained by the Executive, at the levels in effect under the Company's plan at the Date of Termination. In addition, the Company may fulfill its obligation to provide continued health benefits to the Executive and the Executive's family following the Date of Termination, during the period that COBRA is available, by reimbursing the Executive for the cost of continued coverage for the Executive and the Executive's family under COBRA (including medical, prescription, dental, vision), which Executive agrees to elect in accordance with the applicable procedures.

         5. Section 3(a)(i)(A) of the Employment Agreement is hereby amended to provide that the definition of Accrued Obligations, for all purposes of the Employment Agreement, shall

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be offset by the amount of any target bonus already paid to the Executive under the Company's management bonus plan for the fiscal year in which the Change in Control or, in the case of a termination other than on account of a Change in Control, the Date of Termination occurs.

         6. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement. Except as expressly set forth above, the terms and provisions of Agreement shall continue in full force and effect from and after the date hereof.

         IN WITNESS WHEREOF, the Executive and the Company, through its duly authorized Officer, have executed this Amendment to be effective as of the day and year first above written.

                                    EXECUTIVE

                                    ____________________________________________


                                    COMPANY


                                    By /s/ Paul A. Friedman
                                       -----------------------------------------

                                    Its Chief Executive Officer
                                        ----------------------------------------

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